For Immediate Release

Contact:	Progenics Pharmaceuticals, Inc. Richard W. Krawiec, Ph.D. VP, Investor Relations and Corporate Communications (914) 789-2800 rkrawiec@progenics.com

PROGENICS PHARMACEUTICALS REPORTS
SECOND QUARTER 2007 RESULTS

Tarrytown, NY, August 8, 2007– Progenics Pharmaceuticals, Inc. (Nasdaq: PGNX) today announced its results of operations for the second quarter ended June 30, 2007 and the first half of 2007.

Revenues for the second quarter ended June 30, 2007 totaled $25.5 million compared to $19.1 million for the same quarter in 2006. For the first half of 2007, Progenics reported revenues of $43.1 million compared to $30.1 million for the comparable period in 2006. Revenues primarily reflect amounts related to the Company’s collaboration with Wyeth (NYSE: WYE) regarding methylnaltrexone, including reimbursement received by the Company for its research and development activities, recognition of revenue relating to Wyeth’s upfront payment to Progenics in December 2005 upon the commencement of the collaboration, and $9.0 million of milestone payments earned from Wyeth during the quarter ended June 30, 2007 upon the acceptance for review of regulatory filings for the subcutaneous formulation of methylnaltrexone in the U.S. and European Union. Revenue also reflects amounts earned from the Company’s government grants and contract.

The Company’s expenses for the second quarter of 2007 were $29.6 million, compared to $35.4 million for the second quarter of 2006. For the six months ended June 30, 2007, expenses totaled $59.5 million compared to $50.9 million for the six months ended June 30, 2006. Without giving effect to the one-time research and development expense of $13.2 million during the second quarter of 2006 recognized upon Progenics’ purchase of Cytogen Corporation’s 50% interest in PSMA Development Company LLC, research and development expenses for the three and six months ended June 30, 2007 increased relative to those for the comparable periods in 2006, principally due to increased activity related to Progenics’ collaboration with Wyeth, preparation for clinical trials for our other product candidates and an increase in headcount. General and administrative expenses also increased primarily due to an increase in headcount.

The net loss for the second quarter of 2007 was $2.4 million, compared to a net loss of $14.3 million, which includes the one-time $13.2 million expense related to the PSMA Development Company LLC acquisition, for the same period in 2006. The net loss per share for the second quarter of 2007 was $(0.09) basic and diluted, compared to a net loss per share of $(0.56), basic and diluted, for the same period of 2006. The net loss for the first half of 2007 was $12.8 million, compared to a net loss of $17.0 million for the same period in 2006. The net loss per share for the first half of 2007 was $(0.48), basic and diluted, compared to a net loss per share of $(0.67), basic and diluted, for the same period of 2006.

The Company ended the second quarter of 2007 with cash, cash equivalents and marketable securities of $139.1 million compared to $149.1 million at December 31, 2006.

In connection with its collaboration with Wyeth, Progenics recognized revenues of $22.9 million and $17.0 million for the second quarters of 2007 and 2006, respectively; $4.9 million and $4.9 million, respectively, of which related to the $60 million upfront payment received by Progenics upon commencement of the collaboration, including $0.2 million of revenue in the second quarter of 2006 which had been deferred from the first quarter of 2006, and $9.0 million and $12.1 million, respectively, for reimbursement of Progenics’ development expenses, including $1.5 million of revenue in the second quarter of 2006 which had been deferred from the first quarter of 2006. In addition, Progenics recognized $9.0 million of revenue from milestones achieved in the second quarter of 2007, as noted above. For the first half of 2007 and 2006, Progenics recognized $38.4 million and $25.5 million, respectively, of revenue from the Wyeth collaboration: $9.9 million and $9.3 million, respectively, from the upfront payment, $19.5 million and $16.2 million, respectively, as reimbursement of its development expenses and $9.0 million in the second quarter of 2007 in connection with achievement of development milestones, as noted above.

Developments During Mid-2007

Wyeth Pharmaceuticals and Progenics announced positive results from an open-label extension study of subcutaneous methylnaltrexone for the treatment of opioid-induced constipation in patients with advanced illness. The goal of the extension study was to obtain efficacy and safety data on subcutaneous methylnaltrexone, administered as needed, for up to three months.

Progenics Pharmaceuticals and Wyeth announced positive preliminary results from a phase 1 clinical trial of a new oral formulation of methylnaltrexone.

We have discontinued our GMK melanoma vaccine program. An independent data monitoring committee recommended that treatment in the European-based phase 3 trial, which began in 2001, be stopped because lack of efficacy was observed after an interim analysis.

Progenics Pharmaceuticals, Inc., of Tarrytown, NY, is a biopharmaceutical company focusing on the development and commercialization of innovative therapeutic products to treat the unmet medical needs of patients with debilitating conditions and life-threatening diseases. Principal programs are directed toward gastroenterology as well as the treatment of HIV infection and cancer. The Company, in collaboration with Wyeth, is developing methylnaltrexone for the treatment of opioid-induced side effects, including constipation (oral and subcutaneous formulations) and post-operative bowel ileus (intravenous formulation). In March 2007, the Company submitted a New Drug Application to the United States Food and Drug Administration for the subcutaneous formulation of methylnaltrexone for patients suffering from opioid-induced constipation while receiving palliative care. In the area of HIV infection, the Company is developing the viral-entry inhibitor PRO 140, a humanized monoclonal antibody targeting the HIV entry coreceptor CCR5, which has completed phase 1b clinical studies with positive results. In addition, the Company is conducting research on ProVax, a novel prophylactic HIV vaccine. The Company is developing in vivo immunotherapies for prostate cancer, including a human monoclonal antibody directed against prostate-specific membrane antigen (PSMA), a protein found on the surface of prostate cancer cells. Progenics is also developing vaccines designed to stimulate an immune response to PSMA.

PROGENICS PHARMACEUTICALS, INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands, except net loss per share)
	Three Months Ended		Six Months Ended
	6/30/2007	6/30/2006	6/30/2007	6/30/2006

Revenues:
Contract research and development from collaborator	$22,948	$17,044	$38,447	$25,533
Research grants and contracts	2,486	2,064	4,606	4,526
Product sales	23	14	41	65
Total revenues	25,457	19,122	43,094	30,124

Expenses:
Research and development	22,581	29,978	45,752	40, 537
General and administrative	6,196	5,016	12,471	9,528
Loss in JV				121
Depreciation and amortization	807	362	1,299	725
Total expenses	29,584	35,356	59,522	50,911

Operating loss	(4,127)	(16,234)	(16,428)	(20,787)

Other income:
Interest income	1,744	1,906	3,612	3,816

Net loss	$(2,383)	$(14,328)	$(12,816)	$(16,971)

Net loss per share; basic and diluted	$(0.09)	$(0.56)	$(0.48)	$(0.67)
Weighted average shares outstanding	26,569	25,569	26,468	25,462

CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands)
	June 30, 2007	December 31, 2006

Cash, cash equivalents and marketable securities	$139,118	$149,100
Accounts receivable	2,022	1,699
Fixed assets, net	12,230	11,387
Other assets	3,153	3,725
Total assets	$156,523	$165,911

Liabilities	$48,486	$55,065
Stockholders’ equity	108,037	110,846
Total liabilities and stockholders’ equity	$156,523	$165,911

DISCLOSURE NOTICE: The information contained in this document is current as of August 8, 2007. This press release contains forward-looking statements. Any statements contained herein that are not statements of historical fact may be forward-looking statements. When the Company uses the words ‘anticipates,’ ‘plans,’ ‘expects’ and similar expressions, it is identifying forward-looking statements. Such forward-looking statements involve risks and uncertainties which may cause the Company’s actual results, performance or achievements to be materially different from those expressed or implied by forward-looking statements. Such factors include, among others, the uncertainties associated with product development, the risk that clinical trials will not commence or proceed as planned, the risks and uncertainties associated with dependence upon the actions of our corporate, academic and other collaborators and of government regulatory agencies, the risk that our licenses to intellectual property may be terminated because of our failure to have satisfied performance milestones, the risk that products that appear promising in early clinical trials do not demonstrate efficacy in larger-scale clinical trials, the risk that we may not be able to manufacture commercial quantities of our products, the uncertainty of future profitability and other factors set forth more fully in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 and other reports filed with the Securities and Exchange Commission, to which investors are referred for further information. In particular, the Company cannot assure you that any of its programs will result in a commercial product.

Progenics does not have a policy of updating or revising forward-looking statements and assumes no obligation to update any forward-looking statements contained in this document as a result of new information or future events or developments. Thus, it should not be assumed that the Company’s silence over time means that actual events are bearing out as expressed or implied in such forward-looking statements.

Editor’s Note:
Additional information on Progenics is available at http://www.progenics.com